Exhibit 3.1

Stock Purchase Agreement

AGREEMENT (the “Agreement”) between Duke Robotics, Inc., a Delaware corporation (the “Company”), and the purchaser identified on the signature page (the “Purchaser”).

The Company and the Purchaser agree as follows:

1.        Purchase and Sale of Stock. The Company hereby sells to the Purchaser, and the Purchaser hereby purchases from the Company, 16,667 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), at a purchase price of $0.0001 per Share. All of the Shares are being issued upon the execution of this Agreement.

2.        Payment of Purchase Price. The purchase price shall be paid by the Purchaser upon execution and delivery of this Agreement by check payable to the Company. The Company will promptly issue a certificate or certificates registered in the Purchaser's name representing the Shares, with such certificates to be held in escrow in accordance with the terms hereof.

3.        Restrictions.

(a)         Of the Shares, 4,167 Shares are “Vested Shares,” and the balance are “Unvested Shares” Subject to the proviso below, all of the Unvested Shares shall become Vested Shares if the Company receives gross proceeds from its current Regulation A offering of at least $8,500,000 on or before the first anniversary of this Agreement. In addition and subject to the proviso below: (i) on the 120 day anniversary of this Agreement, an additional 4,167 Shares (making 8,334 total Vested Shares) shall become Vested Shares; (ii) on the 240 day anniversary of this Agreement, an additional 4,167 Shares (making 12,501 total Vested Shares) shall become Vested Shares; and (iii) on the 360 day anniversary of this Agreement, the remaining additional 4,166 Shares (making 16,667 total Vested Shares) shall become Vested Shares. Notwithstanding the foregoing, no Unvested Shares shall become Vested Shares if on an applicable vesting date, the Purchaser’s Consulting Agreement with the Company, dated as of even date herewith (the “Consulting Agreement”), is terminated by the Company due to a material breach by the Purchaser thereunder, which, after notification in writing by the Company, has remained uncured for a period of 30 days from the date of delivery of written notice thereof by the Company. Any determination under this Agreement as to the termination of the Consulting Agreement by the Company due to a material, uncured breach by the Purchaser shall be made in good faith by the Board of Directors of the Company.

(b)         For a period of one year after Shares become Vested Shares, the Purchaser shall not sell, assign, transfer, pledge, encumber or dispose of all or any Shares without the consent of the Board of Directors of the Company. Notwithstanding the foregoing, the Purchaser may transfer all or any of his Vested Shares as a gift or for estate planning purposes, or upon the death of the Purchaser or pursuant to a court order, provided that any such transferee shall agree in writing with the Company, as a condition precedent to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Purchaser.

(c)         Anything herein to the contrary notwithstanding, the Purchaser may not at any time transfer any Shares to any individual, corporation, partnership or other entity that engages in any business activity that is in competition, directly or indirectly, with the products or services being developed, manufactured or sold by the Company. The determination of whether any proposed transferee engages in any business activity that is in competition with those of the Company shall be made by the Board of Directors of the Company in good faith.

4.        Purchase by the Company.

(a)         In the event that this Agreement terminates at such time as there are then any Unvested Shares or in the event that there are Unvested Shares upon the Purchaser’s death, the Purchaser shall forfeit all of his Unvested Shares and transfer them to the Company in exchange for payment to him of the Repurchase Price. The purchase price (the “Repurchase Price”) of such Shares (the “Repurchased Shares”) shall be the original purchase price (subject to adjustment for stock splits and the like as herein provided). The Company may at any time waive its repurchase right in writing.

(b)         The sale of the Repurchased Shares shall take place automatically on the tenth day following the termination of this Agreement. Such sale shall be effected by the Escrow Holder's (as defined below) delivery to the Company of a certificate or certificates evidencing the Repurchased Shares, duly endorsed for transfer to the Company, against payment to the Purchaser by the Company of the Repurchase Price by check mailed to the Purchaser. Thereupon, the Company shall become the legal and beneficial owner of the Repurchased Shares and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company without further action by the Purchaser.

(c)         If the Company terminates its current Regulation A offering without a closing or disbursement of any funds to Company (a “Qualifying Termination”), the Company shall have the option, but not the obligation, given by written notice (the “Repurchase Notice”) to Purchaser at least 90 days but no more than 120 days after the Qualifying Termination, to purchase all of Purchaser’s then Unvested Shares and transfer them to the Company against payment to him of the Subsection (c) Repurchase Price, as defined below, but only if a Fundamental Event shall not have occurred. A “Fundamental Event” means:

(i)       either before or within 90 days after a Qualifying Termination, the Company shall have completed an equity financing in the amount of at least $8,500,000 in gross proceeds; or

(ii)      either before or within 90 days after a Qualifying Termination, the Company shall have signed a definitive acquisition agreement providing for the acquisition for cash of 50.1% or more of the Company’s outstanding equity.

The Subsection (c) Repurchase Price per Share shall be equal to $2.10 per share. If the Repurchase Notice shall have been given within the time period specified above, the repurchase shall be effected in substantially the same manner as provided in Section 4(b).

5.       Escrow of Shares.

(a)         All Shares shall be held in escrow by the person serving from time to time as the corporate Secretary of the Company, as escrow holder (“Escrow Holder”). The execution of this Agreement by the Purchaser shall constitute a stock assignment executed by the Purchaser with respect to the transfer of the Shares in accordance with this Agreement. The Escrow Holder is hereby directed to permit transfer of Shares in accordance with this Agreement or instructions signed by both the Purchaser and the Company.

(b)         The Escrow Holder shall be entitled to rely on any judgment, certification, demand or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any such judgment.

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(c)         The Escrow Holder may act in reliance upon any instrument or signature believed by it to be genuine, and may assume that any person purporting to give any notice or receipt of advice or make any statement in connection with this Agreement has been duly authorized to do so.

(d)         The Escrow Holder may act in reliance upon advice of counsel in reference to any matter(s) connected with this Agreement, and shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(e)         If the Shares are forfeited in accordance with the provisions of this Agreement, the Escrow Holder, upon receipt of written notice of such forfeiture from the Company, shall take all steps necessary to accomplish the transfer of the Unvested Shares to the Company. The Purchaser hereby grants the Escrow Holder a power of attorney to take any and all actions required to effect such transfer. If the Unvested Shares become Vested Shares in accordance with the provisions of this Agreement, the Company shall advise the Escrow Holder of the occurrence of such event, and the Escrow Holder shall promptly deliver certificates for the Vested Shares to the Purchaser.

(f)          Subject to the terms hereof, the Purchaser shall have all the rights of a shareholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and receive any cash dividends declared thereon. If, from time to time while the Escrow Holder is holding Shares, there is any stock dividend, stock split or other change in or respecting the Shares, any and all new, substituted or additional securities to which the Purchaser is entitled by reason of his ownership of the Shares shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as "Shares” for purposes of this Agreement and the forfeiture provisions hereof.

(g)         It is understood and agreed that should any dispute arise with respect to the delivery, ownership or right of possession of the Shares, the Escrow Holder is authorized and directed to retain in its possession without liability to anyone all or any part of said Shares until otherwise directed by the joint written instructions of the Purchaser and the Company.

(h)         All costs, fees and disbursements incurred by the Escrow Holder in connection with the performance of its duties hereunder shall be borne by the Company.

(i)          The parties hereto understand that any law firm of which the Escrow Holder is a partner or employee may act as legal counsel to the Company, and that said firm may continue to so act as such counsel in the event of any dispute in connection with this Agreement or any transaction contemplated herein or affected hereby.

(j)          The Escrow Holder shall not be required to sign this Agreement in order for the foregoing provisions to be effective.

6.       Adjustments. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, the securities or property received in respect of such event shall remain subject to the provisions hereof in the same manner as the Shares with respect to which such securities or property is issued, and the Repurchase Price shall be appropriately adjusted by the Company.

7.       Waiver of Restrictions. The Company may at any time waive any restriction imposed by any section of this Agreement with respect to all or any portion of any of the Shares.

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8.      Federal Tax Matters. The Company understands that the Purchaser is making a so-called Section 83(b) election under the Internal Revenue Code. The Purchaser hereby agrees to deliver to the Company a signed copy of such election. The Purchaser has been fully advised by its counsel or a tax accountant concerning the tax consequences of the purchase of the Shares and the effect of the Section 83(b) election with respect thereto.

9.      No Obligation as to Employment. The Company is not by reason of this Agreement obligated to continue the Purchaser in any employment, consulting, Board or officer capacity.

10.    Satisfaction of Obligation to Issue Equity. The Purchaser acknowledges that the issuance of the Shares to the Purchaser hereunder satisfies and discharges in full any previous understanding between the Company and the Purchaser regarding the issuance of the Company's stock or option rights with respect thereto and supersedes any prior agreements with regard thereto.

11.    Investment Representation. The Purchaser represents, warrants and acknowledges that he has had an opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the business of the Company and the terms and conditions of this investment. The Purchaser represents and warrants to the Company that he is acquiring the Shares with his own funds, for his own account for the purpose of investment, and not with a view to any resale or other distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”).

12.    Lockup. In the event the Company has filed a registration statement under the Securities Act for an initial underwritten public offering of its Common Stock, and if in connection therewith the Company has obtained so-called lock-up agreements from all of its then officers and directors not to sell any shares of Common Stock owned by them for a specified period of time, then the Purchaser shall be bound by the terms of such agreements with respect to the Shares, whether or not the Purchaser has executed such an agreement. This provision shall survive the termination of this Agreement.

13.    General Provisions.

(a)         This Agreement shall be construed and enforced in accordance with and governed by Delaware law. This Agreement represents the entire agreement between the parties with respect to the Shares and may only be modified or amended in a writing signed by both parties.

(b)         If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(c)         Any notice, demand or request required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, or delivered by fax or email as to which an acknowledgment of receipt has been received by the sender. The fax and email addresses for this purpose are set forth on the signature page. A party may change his or its notice address in the foregoing manner. Any notice to the Escrow Holder shall be sent in such manner c/o the Company.

(d)         The rights and obligations of the Company and the Purchaser hereunder shall be binding upon, inure to the benefit of and be enforceable against their respective successors and assigns, legal representatives and heirs. In addition, the repurchase rights and obligations of the Company hereunder shall be transferable to any one or more persons or entities, including any successor to the business of the Company.

(e)         The Company and the Purchaser agree upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(f)          This Agreement shall terminate when none of the provisions hereof remain applicable or upon the written agreement of the parties.

[signature page follows]

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IN WITNESS WHEREOF, intending to be legally bound, the undersigned have caused this Agreement to be executed on the date set forth below.

Dated: September 21, 2016

	DUKE ROBOTICS, INC.	Purchaser's name:	Kendall Almerico

By:	/s/ Raziel Atuar	Purchaser's signature:	/s/ Kendall Almerico
Duly Authorized

	Email address: Razi@dukeroboticsys.com	Purchaser's residence address:
Fax number:
	cc in each case to:	1400 Church Street NW #604
	ohareven@sandw.com	Washington DC 20005
	or (212) 660-5002	Email address: almericolaw@gmail.com

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